SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549





                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. 5)1

                     Veterinary Centers of America, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  925514 10 1
                             --------------------
                                (CUSIP Number)
                                 -------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                SEC 1745 (2-95)




<PAGE 1>



CUSIP No. 925514 10 1                 13G        Page    1    of    5    Pages




1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert L. Antin
               ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [   ]

3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

               5    SOLE VOTING POWER        693,758


NUMBER OF      6    SHARED VOTING POWER      0
SHARES
BENEFICIALLY
OWNED BY EACH  7    SOLE DISPOSITIVE POWER   693,758
REPORTING
PERSON WITH
               8    SHARED DISPOSITIVE POWER  0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    693,758

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     3.69%

12   TYPE OF REPORTING PERSON*

                         IN



                     *SEE INSTRUCTION BEFORE FILLING OUT!
<PAGE 2>

ITEM 1(A).     NAME OF ISSUER:

               Veterinary Centers of America, Inc.


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3420 Ocean Park Boulevard, Suite 1000
               Santa Monica, California 90405


ITEM 2(A).     NAME OF PERSON FILING:

               Robert L. Antin


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Principal Business Office:
               3420 Ocean Park Boulevard, Suite 1000
               Santa Monica, California 90405


ITEM 2(C).     CITIZENSHIP:

               United States


ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.001 per share


ITEM 2(E).     CUSIP NUMBER:

               925514 10 1


ITEM 3.   TYPE OF REPORTING PERSON:

               Not Applicable

     (a)  [   ]     Broker or Dealer registered under Section 15 of the Act,

     (b)  [   ]     Bank as defined in Section 3(a)(6) of the Act,

     (c)  [   ]     Insurance Company as defined in Section 3(a)(19) of the
                    Act,

     (d)  [   ]     Investment Company registered under Section 8 of the
                    Investment Company Act,

     (e)  [   ]     Investment Adviser Registered under Section 203 of the
                    Investment Advisers Act of 1940,

<PAGE 3>

     (f)  [   ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund See 13d -1(b)(1)(ii)(f),

     (g)  [   ]     Parent Holding Company, in accordance with Rule 13d -
                    1(b)(ii)(g) (Note: See Item 7),

     (h)  [   ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(h).



ITEM 4.   OWNERSHIP.

               Included in rows 5 through 9 and 11 on page 2.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securites, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.  CERTIFICATION.

               Not Applicable

<PAGE 4>

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 13, 1997
                    ------------------------------------------------------
                                          (Date)


                                      /s/ Robert L. Antin
                    ------------------------------------------------------
                                         (Signature)


                    Robert L. Antin, President and Chief Executive Officer
                    ------------------------------------------------------
                                        (Name/Title)